                                                                 Exhibit 10.63.2

                         SUBLEASE TERMINATION AGREEMENT

     This SUBLEASE TERMINATION AGREEMENT ("Agreement") is made and entered into as of the 31st day of March, 2003 (the "Effective Date"), by and between, Applera Corporation, a Delaware corporation f/k/a PE Corporation
("Sublandlord"), and Deltagen, Inc., a Delaware corporation ("Deltagen") with reference to the following facts:

                                    RECITALS

     WHEREAS, 1501 Harbor Bay, L.P., a California limited partnership ("Master Landlord") leased to Sublandlord those certain premises located at 1501 Harbor Bay Parkway in Alameda, California (the "Building") pursuant to that certain 1501 Harbor Bay L.P. Triple Net Building Lease between Master Landlord and Sublandlord dated as of February 13, 2001 (as heretofore amended, the "Master Lease").

     WHEREAS, Sublandlord and Deltagen entered into that certain Sublease dated June 15, 2001, as amended by that certain Amendment to Sublease dated June 20, 2001 (collectively, the "Sublease") whereby Sublandlord subleased to Deltagen a portion of the premises demised under the Master Lease (the "Subleased Premises").

     WHEREAS, Deltagen and Ceretek, LLC, a Delaware limited liability company ("Ceretek"), entered into that certain sub-sublease dated June 15, 2001 (as heretofore amended, the "Ceretek Sublease") whereby Deltagen subleased to Ceretek a portion of the Subleased Premises (the "Ceretek Premises").

     WHEREAS, Master Landlord, Sublandlord, Deltagen and Ceretek entered into that certain Agreement and Consent dated as of June 19, 2001 (the "Consent Agreement") in respect of Master Landlord's consent to the Sublease and the Ceretek Sublease.

     WHEREAS, Sublandlord and Deltagen mutually desire to terminate the Sublease, all on and subject to the terms and conditions hereof.

     WHEREAS, Ceretek has abandoned the Ceretek Premises and the Ceretek Sublease has terminated.

            NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. General.

               (a) Except as modified in this Agreement to the contrary, the Sublease shall remain in full force and effect until the Effective Date.

               (b) Except as defined herein to the contrary, all terms used and not otherwise defined in this Agreement shall have the same meanings as the defined terms in the Sublease.

            2. Termination/Stipulated Damages.

               (a) Subject to the terms hereof, the Term of the Sublease is hereby amended to terminate and expire on, and Deltagen shall vacate the Subleased Premises on or prior to, the Effective Date. Except as modified in this Agreement to the contrary, Deltagen shall fully comply with all obligations under the Sublease through the Effective Date and in any and all events shall comply with and remain obligated for any indemnities or other obligations which, by their own terms, survive the expiration or termination of the Sublease (the "Surviving Obligations"). Sublandlord has inspected the Subleased Premises and agrees to accept the Subleased Premises in its "as is" condition as of the Effective Date (the "Existing Condition"). Except with respect to any fixtures and equipment that Sublandlord, by written notice to Deltagen, elects to have removed by Deltagen (which Deltagen agrees to so remove), Sublandlord and Deltagen agree that all improvements, fixtures and equipment left by Deltagen in the Subleased Premises after the Effective Date shall become the property of Sublandlord, and Deltagen hereby transfers all right, title and interest in such items to Sublandlord, fully as though by bill of sale, in their "as-is" condition without representation, warranty or recourse.

               (b) For and in consideration of the termination of the Sublease, but subject to the Buy-Out Option described below, Deltagen agrees and hereby stipulates that the damages due Sublandlord in connection with the termination of the Sublease (including all damages for any and all outstanding or overdue rents and any and all other outstanding or overdue charges under the Sublease, or otherwise, including, but not limited to, operating expenses, taxes and assessments, extra services, utilities and HVAC, and to cover Sublandlord's administrative, processing and legal fees, and to reimburse Sublandlord for any loss of rentals or other charges that may hereafter be sustained after the Effective Date as a result of this Agreement), net of the Letter of Credit, is, and shall be liquidated to be, an amount equal to $1,833,799 (the "Lease Damages"), and Deltagen agrees to pay all such Lease Damages to Sublandlord as provided in this Agreement. Deltagen has reviewed the amount of Lease Damages, has approved same and agrees that such Lease Damages are inclusive of any and all offsets and/or defenses that Deltagen would be entitled to as a matter of law, including, without limitation, any amount that Deltagen would otherwise be entitled to offset against Landlord's damages under Section 1951.2 of the Civil Code as the rental loss that could be reasonably avoided by Landlord. If the Lease Damages are paid, the parties intend the Lease Damages to be a full and final settlement of the amounts owing by Deltagen to Sublandlord under the Lease. To the extent the Lease damages constitute liquidated damages under the Sublease and/or applicable law, the following shall apply:

THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SUBLANDLORD'S ACTUAL DAMAGES WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN, THAT THE AMOUNT OF THE LEASE DAMAGES REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES, AND THAT SUCH AMOUNT IS NOT UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT WAS MADE. THE PAYMENT OF THE LEASE DAMAGES AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO

SUBLANDLORD PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

      SUBLANDLORD'S INITIALS: ____          DELTAGEN'S INITIALS: ____

            3. Payments.

               (a) In connection with the termination of the Sublease, Deltagen hereby agrees and instructs Sublandlord to draw the full amount of the $211,200.00 letter of credit provided by Deltagen in connection with the Sublease and apply the proceeds thereof to the obligations of Deltagen thereunder, in what ever manner, order or priority that Sublandlord desires, in its sole and absolute discretion.

               (b) Notwithstanding the terms and provisions hereof, in the event that Deltagen pays to Sublandlord an amount equal to $590,000 (the "Buy-Out Amount"), in immediately available good funds, on or before the earlier of August 31, 2003, or the date of closing of Deltagen's sale of not less than Ten Million Dollars ($10,000,000.00) of its equity securities (the "Buy-Out Date"), then, subject to the terms of Paragraph 3(c) hereof, Sublandlord shall accept such Buy-Out Amount in full satisfaction of the amount that would otherwise be owing hereunder as Lease Damages. If Deltagen fails to pay the Buy-Out Amount to Sublandlord on or before the Buy-Out Date, then the Lease Damages shall be immediately due and payable in full by Deltagen to Sublandlord.

               (c) Notwithstanding any termination of this Agreement or the cancellation of the Sublease, if at any time any payment of the Buy-Out Amount is rescinded, repaid or must otherwise be returned by Sublandlord (i) due to or upon the insolvency, bankruptcy or reorganization of Deltagen or any affiliate of Deltagen, or (ii) for any other circumstance, then (x) the Lease Damages shall continue to be effective or shall be reinstated, as the case may be, and shall be then due and payable in full, all as though such payment had not been made, and (y) the release of Deltagen under Paragraph 4(b) hereof shall be null and void.

            4. Mutual Release.

               (a) In consideration of Sublandlord agreeing to accept the Buy-Out Amount in full satisfaction of the Lease Damages, effective as of the Effective Date, Deltagen hereby forever releases and discharges Sublandlord, and its respective partners, officers, directors, agents, trustees, beneficiaries, and employees, of and from any and all claims, acts, damages, demands, rights of action and causes of action which Deltagen ever had, now has, or in the future may have, against Sublandlord, arising from or in any way connected with the Sublease, except for those obligations and liabilities contained herein or reinstated pursuant to the provisions hereof. This release is intended as a full settlement and compromise of each, every and all claims of every kind and nature relating to Sublandlord's obligations under the Sublease. Deltagen expressly waives any and all rights which they may have under Section 1542 of the Civil Code of the State of California pertaining to the Sublease and/or Sublandlord's obligations thereunder (or such similar statutes), which provides as follows:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS

            FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

               (b) If and only if Deltagen pays the Buy-Out Amount to Sublandlord on or before the Buy-Out Date as provided herein, and subject to the provisions of Paragraph 3(c) above, in consideration of Deltagen's payment of the Buy-Out Amount and the representations and warranties of Deltagen provided herein, effective as of the delivery of the Buy-Amount to Sublandlord (on or before the Buy-Out Date), Sublandlord hereby releases and discharges Deltagen, and its respective partners, officers, directors, agents, trustees, beneficiaries, and employees, of and from any and all claims, acts, damages, demands, rights of action and causes of action which Sublandlord ever had, now has, or in the future may have, against Deltagen, arising from or in any way connected with the Sublease, except for (i) those obligations and liabilities contained herein or reinstated pursuant to the provisions hereof, and (ii) the Surviving Obligations. Except as provided herein, this release is intended as a full settlement and compromise of each, every and all claims of every kind and nature relating to Deltagen's obligations under the Sublease. Subject to the terms hereof, Sublandlord expressly waives any and all rights which they may have under Section 1542 of the Civil Code of the State of California pertaining to the Sublease and/or Deltagen's obligations thereunder (or such similar statutes), which provides as follows:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            5. Representations.

               (a) Each party represents to the other that it has full power and authority to execute this Agreement.

               (b) Each party represents to the other that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Sublease or any interest in the Sublease or the Subleased Premises, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Sublease or the Subleased Premises by any other party. Without limiting the foregoing, Deltagen represents and warrants that Ceretek has vacated the Ceretek Premises and that any interest of Ceretek in the Ceretek Premises, whether pursuant to the Ceretek Sublease, or otherwise, has been terminated. Further, Deltagen represents and warrants that pursuant to that certain Agreement Regarding Sub-Sublease Defaults and for Termination of Sub-Sublease dated as of October 31, 3002 between Deltagen and Ceretek, Deltagen has acquired any and all interest of Ceretek in any personal property remaining on the Subleased Premises that may be conveyed to Sublandlord under Section 2(a) hereof, and Deltagen will indemnify, defend and hold harmless Sublandlord from any loss, cost, expense, liability or damage arising from the breach of the foregoing representation and warranty.

               (c) Deltagen represents that (i) it has not made a lease settlement with any other landlord or sublandlord in an amount in excess of six months of future rent, save and except for a landlord whose lease does not expire until July 14, 2010, and who has agreed to accept payments equivalent to
6.7 months of rent, including the Black-Scholes value of speculative stock warrants; and (ii) taking the foregoing variables into consideration, the settlement with Sublandlord is on terms no less favorable than the best settlement with other landlords or sublandlords.

               (d) Deltagen represents that it lacks a current source of funding and that without (i) the immediate infusion of a substantial amount of new capital, either through a loan or an equity investment and (ii) substantial concessions from lessors of terminated leasees (including concessions from Sublessor), Deltagen will be unable to continue its business operations and likely will be compelled in the very near future to seek relief under the United States Bankruptcy Code.

               (e) Deltagen represents that, to the best of its information and belief, the balance sheet of Deltagen attached hereto as Schedule I represents the current draft of its 12/31/2002 balance sheet, based on information currently available to it, and generally reflects the financial condition of Deltagen as of 12/31/2002, provided the final balance sheet for such period may include further adjustments as Deltagen closes its books and finalizes its financial statements, provided further, Deltagen is not, as of the date hereof, aware of any adjustment proposed by the Deltagen's auditors or accountants in any amount that if made, would materially improve the financial condition of Deltagen, as reflected in the attached balance sheet.

            6. No Disclosure. Each of Deltagen and Sublandlord agrees that they shall not disclose any of the matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity (except Master Landlord and the employees, agents and financial and legal advisers of Deltagen or Sublandlord) without obtaining the express written approval of the other, unless required to do so under any court order, requirement of any regulatory agency, or in connection with any lawsuit to enforce the rights or either of them under this Agreement, provided the foregoing will not be deemed to prohibit Deltagen from disclosing to any potential investors the basic terms hereof, to the extent reasonably necessary for such investors to evaluate the financial condition of Deltagen.

            7. No Offer. This Agreement shall not be binding until executed and delivered by both parties. This Agreement shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its lease with Sublandlord.

            8. Whole Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by both parties.

            9. Miscellaneous. Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement. This Agreement may be executed in any number of counterparts, which together shall constitute the Agreement. If any party obtains a judgment against any other party by reason of breach of this Agreement, reasonable attorneys' fees as fixed by the court shall be included in such judgment. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              "Sublandlord"

                              APPLERA CORPORATION,
                              a Delaware corporation (f/k/a PE Corporation)


                              By: ______________________________________________
                                      Name:
                                      Title:

                              "Deltagen"

                              DELTAGEN, INC.,
                              a Delaware corporation

                              By: ______________________________________________
                                      Name:
                                      Title: